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                                                                     EXHIBIT 2.2

[ZixIt Letterhead]


                                 April 27, 2000



H. Wayne Huizenga
c/o Huizenga Holdings, Inc.
450 East Las Olas Boulevard
Suite 1500
Ft. Lauderdale, FL 33140

Dear Wayne:

     This letter will confirm our agreement relating to the Common Stock and Warrant Purchase Agreement (the "Purchase Agreement") dated as of April 11, 2000 between ZixIt Corporation, a Texas corporation (the "Corporation"), and H. Wayne Huizenga ("HWH"), his affiliates and assigns identified on Schedule 1 thereto (collectively, the "Purchasers" and each, a "Purchaser"). You and we have agreed that: (i) the Notes contemplated to be delivered by the Purchasers pursuant to
Section 2.2 of the Purchase Agreement will be unsecured; (ii) the Common Stock and Warrants will be delivered to the Purchasers immediately following the Closing of the Purchase Agreement on May 1, 2000; and (iii) the parties shall not execute and deliver a Stock Pledge and Security Agreement at Closing.

     Except as specifically provided in this letter, the Purchase Agreement will remain in full force and effect in accordance with its terms. Please indicate your acceptance and agreement to the foregoing by signing below.

                                        Very truly yours,

                                        /s/ David P. Cook

                                        David P. Cook

ACKNOWLEDGED AND AGREED:


/s/ H. Wayne Huizenga
-------------------------
H. Wayne Huizenga